Exhibit 11.1 Transport Corporation of America, Inc. Computation of Loss per Common Share (In thousands, except share and per share amounts) (Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2002	2001	2002	2001
Earnings (loss) before cumulative effect
of change in accounting principle	$208	$376	$(2,615)	$(376)
Cumulative effect of change in
accounting principle, net of tax effect	0	0	16,694	0

Net earnings (loss)	$208	$376	$(19,309)	$(376)

Average number of common
shares outstanding	7,251,013	7,192,032	7,239,232	7,190,698
Dilutive effect of outstanding stock
options and warrants	64,125	11,708	0	0

Average number of common and common
equivalent shares outstanding	7,315,138	7,203,740	7,239,232	7,190,698

Net earnings (loss) per share - basic:
Before cumulative effect of change
in accounting principle	$0.03	$0.05	$(0.36)	$(0.05)
Cumulative effect of change in
accounting principle, net of tax effect	0	0	(2.31)	0

Net earnings (loss) per share	$0.03	$0.05	$(2.67)	$(0.05)

Net earnings (loss) per share - diluted
Before cumulative effect of change
in accounting principle	$0.03	$0.05	$(0.36)	$(0.05)
Cumulative effect of change in
accounting principle, net of tax effect	0	0	(2.31)	0

Net earnings (loss) per share	$0.03	$0.05	$(2.67)	$(0.05)